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                                                                    EXHIBIT 10-X

                          AGREEMENT AND GENERAL RELEASE

      WHEREAS, Rosemary Cauchon (referred to in this Agreement as "Employee") has been employed by Advanta Corp. and/or any of its subsidiaries and affiliates (referred to in this Agreement as "Advanta"); and

      WHEREAS, Employee's employment terminated on October 17, 2002 ("Termination Date") and Advanta and Employee desire to resolve all aspects of Employee's separation from employment with Advanta;

      Employee and Advanta agree as follows:

      1. Employee, in consideration of Advanta's undertakings set forth in Paragraph 2 and intending to be legally bound, agrees:

            (a) to release and forever discharge Advanta and its past, present and future officers, directors, employees, shareholders and agents, attorneys, and all of their respective successors and assigns, jointly and severally, from all claims, actions or causes of action of any kind, known or unknown, which Employee now has or hereafter may have, arising out of any matter, occurrence, omission or event occurring prior to the execution of this Agreement, including, but not limited to: (i) any claims relating to or arising out of Employee's employment with and/or termination of employment with Advanta; (ii) any claims for unpaid or withheld wages, vacation, sick and/or personal time pay, un-reimbursed expenses, severance pay, notice, bonuses, management incentive programs, and/or other compensation or benefits of any kind; (iii) any and all claims of discrimination in employment arising before the execution of this Agreement, including, but not limited to claims for discrimination or harassment on the basis of age, sex, race, religion, color, creed, handicap, disability, citizenship, national origin or sexual orientation arising under Title VII of the Civil Rights Act of 1964, The Americans with Disabilities Act, The Family and Medical Leave Act of 1993, The Age Discrimination in Employment Act, 29 USCA ss.621, et seq. ("ADEA") and/or any other similar federal, state and local laws, and any claims for retaliation thereunder; (iv) any other claims arising out of or in any way related to Employee's employment or the separation of her employment with Advanta, including, but not limited to breach of contract, breach of Employee's letter agreement dated September 26, 2001 ("Employment Letter"), breach of covenant of good faith and fair dealing, defamation, fraud, promissory or equitable estoppel, misrepresentation, violation of public policy, wrongful discharge, unfair dismissal, or any other common law claim now or hereafter recognized; and (v) all claims for attorneys' fees; and

            (b) to resign as of the Termination Date any and all officer and director positions held with Advanta or any of its affiliates or subsidiaries; and

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            (c) effective as of the Termination Date, to vacate the premises which she leased from Advanta, subject to Employee's access to the premises for thirty days after the Termination Date to remove her personal property; and

            (d) to fully cooperate with and assist the Company and their counsel in connection with any litigation, corporate transactions, general business matters, or agency investigations or audits, and to make herself reasonably available to the Company to do so at times and locations as to not interfere with her duties and responsibilities to any future employer. Employee will be reimbursed for reasonable and customary expenses incurred in complying with this subparagraph (d) according to the Company's then-current reimbursement policies.

      2. Advanta, in consideration of the promises of Employee set forth in this Agreement and intending to be legally bound, agrees to:

            (a) release and forever discharge Employee from any claims, actions, or causes of action in connection with any acts or omissions of Employee arising out of any matter, occurrence, omission or event occurring prior to the execution of this Agreement. Notwithstanding the foregoing, Advanta does not release Employee from claims, actions or causes of action associated with the disclosure of trade secrets, proprietary information, or confidential information as set forth in this Agreement and the Business Ethics Agreement attached as Exhibit A hereto or any claim for breach of this Agreement; and

            (b) pay employee $602,386 in 26 equal bi-weekly installments commencing with the first payroll period of Advanta after this Agreement becomes effective, less applicable federal, state and local taxes; and

            (c) provide for the benefit of Employee that portion of Employee's COBRA health insurance premium which is equal to the amount which the Company contributes for employees of the Company, ($606.02 monthly in 2002 and $664.28 monthly in 2003 for medical, dental and vision benefits) provided Employee elects continued participation in the Company's group medical, dental or vision plans pursuant to COBRA (subject to COBRA's eligibility requirements and other terms and conditions), during the period that Employee is receiving payments pursuant to subparagraph 2(b) above; and

            (d) vest Employee as of the effective date of this Agreement in 150,000 options for a total of 200,000 vested options to purchase Advanta stock issued to her pursuant to the terms of the Employment Letter at an exercise price of $7.52 per share. Employee shall have one year from the Termination Date to exercise these 200,000 options; and

            (e) reimburse Employee for all previously unreimbursed housing, furnishing and incremental living expenses incurred prior to the Termination Date in accordance with


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paragraph 7 of the Employment Letter in the amount of $227,269.80, on the effective date of this Agreement. Employee hereby acknowledges that she purchased the furniture for which she is being reimbursed on behalf of Advanta and that Advanta is the owner of the furniture.

            (f) provide Employee with reimbursement of the cost of executive outplacement services of the employee's choice at a cost not to exceed $10,000.

      3. Employee acknowledges and agrees that the money and benefits she will receive under Paragraph 2 above exceed the money and benefits to which she otherwise would be entitled, and that such excess is sufficient consideration to support the grant of the General Release in Paragraph 1 above.

      4. Employee agrees that she will not voluntarily cooperate in litigation, regulatory or administrative proceedings or investigations against the Company or affiliates, nor will she act in any manner disloyal to the Company or contrary to its interests as determined by the Company, provided that this restriction will not prevent Employee from (a) engaging in Competition with the Company; (b) after notification to the Company, providing factual information to a federal regulator which would be subject to subpoena; and (c) testifying truthfully under subpoena in any legal proceeding.

      5. Employee represents that she has not instituted or permitted to be instituted against Advanta any claim or suit. Employee agrees not to institute any claim or suit against Advanta that is within the scope of her release of Advanta in subparagraph 1(a) above other than any claim seeking to determine the validity of her waiver of her rights under the ADEA.

      6. Employee agrees that she will not issue any press release or make any public statement concerning her employment, her departure, or the financial affairs of the Company without the prior written consent of the Company. Employee agrees that she will not disclose the existence or the terms of this Agreement to anyone except her spouse, her tax advisor, her attorney and taxing authorities. Further, Employee agrees that unless she is given written consent from the Company, she will not participate in any interview or make any oral statement, and will not draft, edit or otherwise be involved in any way in the publication of any written document, audio or visual presentation or other publication, or the preparation or presentation of any speeches, courses or consulting which in any manner, directly or indirectly, describes, discusses or alludes to any matter or experience in which Employee was involved or learned about while employed by the Company. This paragraph 7 will not prevent Employee from engaging in competition with the Company or using her general skill, ability, experience and industry knowledge in any future business activity.

      7. Employee agrees that she will continue to comply after the termination of her employment with the confidentiality provisions of the Advanta Code of Conduct (attached as


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Exhibit B hereto) and all of the terms of the Business Ethics Agreement signed by her on September 26, 2001. Employee further agrees that she will immediately return any and all documents and other property she may have which belongs to Advanta. Employee further agrees to return to Advanta any other of its documents and property that she may discover she has at a later time.

      8. Advanta will provide plaintiff with W-2 forms for all taxable income received by Employee as required by law.

      9. If any term, covenant, restriction or provision of this Agreement is determined by any court to be unenforceable, illegal or invalid, the other terms, covenants, restrictions and provisions shall remain in full force and effect.

      10. This Agreement constitutes the entire agreement between the parties. Any modifications to this Agreement must be in writing and signed by a duly authorized representative of Advanta.

      11. This Agreement is made in Pennsylvania and is to be governed by Pennsylvania law to the extent that state law is applicable. Employee expressly waives any rule or custom requiring construction against the drafter of this Agreement.

      12. Employee agrees and represents that:

            (a) she has read carefully the terms of this Agreement, including the General Release and non-disclosure provision contained in Paragraph 1;

            (b) she has been informed by the terms of this document that she may have this document reviewed by his own attorney;

            (c) she understands the meaning and effect of the terms of this Agreement, including the General Release and non-disclosure provision contained in Paragraph 1;

            (d) she was given at least twenty-one (21) days in which to consider this Agreement;

            (e) she entered into this Agreement voluntarily and without compulsion of any kind;


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            (f) she has not filed any claims, complaints or suits against
Advanta; and

            (g) no promise or inducement not expressed in this Agreement has been made to her.

      13. Employee may revoke this Agreement for a period of seven (7) days following his execution of it. This Agreement shall not be effective or enforceable until the revocation period has expired. Any revocation must be in writing signed by Employee and mailed to the office of Elizabeth Mai, Senior Vice President, Welsh & McKean Roads, Spring House, PA 19477, before the revocation period has expired. The date the letter is post-marked will be deemed to be the date of mailing. Any revocation should be sent by certified mail.


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      THEREFORE, the parties, intending to be legally bound by this Agreement, execute this document on the 18th day of December, 2002.

EMPLOYEE:                                    ADVANTA:

/s/ Rosemary Cauchon                         /s/ William A. Rosoff
   --------------------------------             --------------------------------
Rosemary Cauchon                             William A. Rosoff

/s/________________________________
Witness


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